EXHIBIT 10.56

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT, AS AMENDED.

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.
and
MUNDIPHARMA MEDICAL COMPANY
SUPPLY AGREEMENT

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TABLE OF CONTENTS
Section    Title    Page

1.	DEFINITIONS. 1

2.	TERM 7

3.	MANUFACTURE AND SUPPLY. 7

4.	SUPPLY SHORTFALL; SUPPLY INTERRUPTION. 12

5.	PRICE AND PAYMENT TERMS. 12

6.	REGULATORY MATTERS. 13

7.	INSURANCE. 14

8.	INDEMNIFICATION. 15

9.	REPRESENTATIONS AND WARRANTIES; COVENANTS. 16

10.	TERMINATION. 20

11.	CONFIDENTIALITY. 21

12.	DISPUTE RESOLUTION. 22

13.	INDEPENDENT CONTRACTOR 23

14.	MISCELLANEOUS. 24

Exhibit A – Specifications
Exhibit B – Existing Inventory
Exhibit C – MMCO Trademarks
Exhibit D – Technical Agreement
Exhibit E – Pricing

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SUPPLY AGREEMENT
This SUPPLY AGREEMENT (this "Agreement"), dated this 16th day of November, 2015 (the "Effective Date"), is by and between Spectrum Pharmaceuticals Cayman, L.P., an Exempted Limited Partnership organized under the laws of the Cayman Islands ("Spectrum"), and Mundipharma Medical Company, a partnership organized under the laws of Bermuda, having a place of business at 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda ("MMCO").
RECITALS:
WHEREAS, Mundipharma International Corporation Limited, a Bermuda corporation ("MICL"), and Spectrum have entered into a license and asset purchase agreement of even date herewith, pursuant to which MICL has exclusive rights to develop and commercialize certain pharmaceutical products (including the Product (as defined below)) in the Licensed Territory (as defined below) (the "License Agreement"); and
WHEREAS, Spectrum has agreed to supply MMCO with Kits, to enable the Finished Product to be commercialized in the Licensed Territory in accordance with the License Agreement.
NOW, THEREFORE, the Parties agree as follows:
1.DEFINITIONS.
1.1    For purposes hereof, the following terms have the meanings set forth below:
"2B8" means the unlabeled monoclonal antibody to [***] cells more particularly described on Exhibit A.
"Acquiror" has the meaning set forth in Section 14.2.
"Adulterated" has the meaning set forth in the FD&C Act.
"Affiliate" means, with respect to either Party, any person, firm, trust, corporation, partnership or other entity or combination thereof that directly or indirectly controls, is controlled by or is under common control with such Party; the term "control" (including, with correlative meaning, the terms "controlled by" or "under common control with") meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof.
"Agreement" means this Supply Agreement, as it may be amended or modified from time to time.
"Bankruptcy Code" means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy

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laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.
"Breaching Party" has the meaning set forth in Section 10.3.
"Calendar Quarter" means each of the three month periods ending March 31st, June 30th, September 30th and December 31st.
"Calendar Year" means the 12-month period from January 1st through December 31st.
"Claims" has the meaning set forth in Section 8.1.
"CMC Information" means Information related to the chemistry, manufacturing and controls of the Antibody Conjugate, as specified by the FDA, EMA and other applicable Regulatory Authorities.
"Confidential Information" of a Party means any and all Information of such Party or its Affiliates that is disclosed by such Party or its Affiliates to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form.
"Conjugated Antibody" means 2B8 conjugated with [***].
"Control" means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right, and in each case, has the ability to grant to the other Party access, a license or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.
"Default Notice" has the meaning set forth in Section 10.3.
"Drug Approval" means an approval granted by the appropriate Regulatory Authority to market the Product in the Field in any particular jurisdiction in the Licensed Territory.
"Effective Date" has the meaning set forth in the Preamble.
"EMA" means the European Medicines Agency or any successor entity.
"European Countries" means Austria, Belgium, Bulgaria, the CIS Countries, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.
"Excess Orders" has the meaning set forth in Section 3.4(d).

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"Executive Officers" means the Chief Executive Officer of Spectrum and the Regional Director of MMCO’s Affiliate within the Licensed Territory (or their designees).
"Existing Inventory" means the units of Kits and Finished Products set forth on Exhibit B.
"FD&C Act" means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
"FDA" means the U.S. Food and Drug Administration or any successor entity.
"Field" has the meaning set forth in the License Agreement.
"Finished Product" means the Kits in their finished packing presentation for sale in the Licensed Territory.
"Firm Order" means a written irrevocable firm purchase order for Kits, which order must include a delivery schedule specifying the delivery date for the Kits ordered and must be submitted and accepted in accordance with Sections 3.4(a), (b) and (c) or 3.7(a) and (b), respectively.
"GMPs" means the standards relating to the then-current Good Manufacturing Practices for fine chemicals, API, intermediates, bulk products or finished pharmaceutical products set forth (i) in 21 U.S.C. 351(a)(2)(B), in U.S. FDA regulations at 21 C.F.R. Parts 210 and 211 and in The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, each as may be amended from time to time, (ii) in ICH Guidelines relating to the manufacture of API and finished pharmaceuticals as may be amended from time to time, or (iii) applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of compounds or products or any components of either of the foregoing in the countries in which the Finished Product will be used or sold.
"Governmental Authority" means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
"ICH" means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
"ICH Guidelines" means the guidelines of the ICH.
"Indemnified Party" has the meaning set forth in Section 8.3.
"Indemnifying Party" has the meaning set forth in Section 8.3.
"Information" means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or

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otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.
"Initial Term" has the meaning set forth in Section 2.
"JAMS Rules" has the meaning set forth in Section 12.1.
"Kit" means a kit to make a single dose of the Product consisting of a set of four unlabeled vials, which include (1) Conjugated Antibody, (2) sodium acetate, (3) formulation buffer; and (4) a reaction vial. The Kit does not include the radioisotope that will be separately purchased by MMCO. The term “Kit Component” shall mean any one of the four individual unlabeled vials that define the Kit.
"Knowledge" means, with respect to the Party to which such term is attributed, (i) the actual knowledge of: (a) for Spectrum, [***]; and (b) for MMCO, the following executives of MMCO or its Affiliates: [***].
"Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
"License Agreement" has the meaning set forth in the recitals.
"Licensed Territory" means all countries of the world excluding those in the Spectrum Territory.
"Misbranded" has the meaning set forth in the FD&C Act.
"MMCO" has the meaning set forth in the first paragraph of this Agreement.
"MMCO Indemnitees" has the meaning set forth in Section 8.1.
"MMCO Trademarks" means MMCO-Controlled trademarks, trade names, logos and trade dress set forth on Exhibit C.
"Non-Breaching Party" has the meaning set forth in Section 10.3.
"Non-Governmental Authority" means any public body (including the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the UK; the Institute for Quality and Efficiency in Healthcare in Germany; the Technical Scientific Commission in Italy; the Directorate of Pharmacy and Healthcare Products in Spain; and the National Union of Health Insurance Funds and the National Authority of Health in France) or non-Governmental Authority (including "Sick Funds" in Germany) with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products, including those with authority to enter into risk sharing schemes and/or to impose retroactive price reductions, discounts, or rebates.

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"Packaging" means all labels, labeling, inserts, containers, including cartons, shipping cases and other like matter used in packaging or accompanying the Finished Product, including sample packaging.
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"Party" means Spectrum or MMCO and, when used in the plural, means Spectrum and MMCO.
"Permits" has the meaning set forth in Section 9.4(c).
"Pharmacovigilance Agreement" means a written pharmacovigilance agreement to be entered into by Spectrum and MICL within [***] days after the effective date of the License Agreement pursuant to which the parties shall define and finalize the actions that the parties shall employ with respect to the Product to protect patients and promote their well-being.
"Pricing Approval" means the governmental approval, agreement, determination or decision establishing prices for the Product that can be charged in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price of pharmaceutical products.
"Product" means the pharmaceutical product currently marketed and sold as ZEVALIN® (Ibritumomab Tiuxetan), consisting of Indium-111 Ibritumomab Tiuxetan and/or Yttrium-90 Ibritumomab Tiuxetan.
"Regulatory Approval" means (i) Drug Approval and all other approvals necessary for the commercial sale of the Product in a given country or regulatory jurisdiction; (ii) Pricing Approval (but only in those countries or regulatory jurisdictions where Pricing Approval is required by applicable Law for commercial sale); and (iii) Reimbursement Approval, but only in those countries or regulatory jurisdictions where Reimbursement Approval is required for the price paid for the Product to be reimbursed by a Governmental Authority or a Non-Governmental Authority with the authority to approve reimbursement.
"Regulatory Authority" means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
"Reimbursement Approval" means the approval, agreement, determination or decision recommending or approving the Product for use and/or establishing the prices for the Product that can be reimbursed in regulatory jurisdictions where the applicable Governmental Authority or Non-Governmental Authority approves, determines or recommends the reimbursement or use of pharmaceutical products.
"Renewal Term" has the meaning set forth in Section 2.
"Specifications" mean the requirements and standards for Kits set forth on Exhibit A attached hereto, as amended or supplemented in accordance with this Agreement.

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"Spectrum" has the meaning set forth in the first paragraph of this Agreement.
"Spectrum Indemnitees" has the meaning set forth in Section 8.2.
"Spectrum Territory" means the U.S., Canada, People's Republic of China (including, Hong Kong, Macau and Taiwan), the European Countries, and India, including all possessions and territories thereof.
"Sublicensee" means a Third Party to which MICL grants a sublicense of the rights granted to MICL under the License Agreement.
"Supply Interruption" has the meaning set forth in Section 4.2.
"Technical Agreement" means the agreement that will be entered into by the Parties subsequent to, but not later than 90 calendar days after, the Effective Date and will be appended hereto as Exhibit D.
"Term" has the meaning set forth in Section 2.
"Testing Laboratory" means an independent testing facility approved in the appropriate jurisdiction in the Licensed Territory as may be mutually agreed by the Parties.
"Third Party" means any entity other than Spectrum or MMCO or an Affiliate of either of them.
"Third Party Contractor" means a Third Party contractor engaged by a Party to provide the Kits.
"U.S." means the United States of America, including all possessions and territories thereof.
1.2    In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement. The language in this Agreement is to be construed in all cases according to its fair meaning. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any applicable Laws herein will be construed as referring to such applicable Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any person will be construed to include the person's successors and permitted assigns; (iv) the words "herein", "hereof" and "hereunder", and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular

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provision hereof; (v) any reference herein to the words "mutually agree" or "mutual written agreement" will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party's sole discretion; (vi) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement; (vii) the word "days" means calendar days unless otherwise specified; (viii) except as otherwise expressly provided herein all references to "$" or "dollars" refer to the lawful money of the United States; and (ix) the words "copy" and "copies" and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
2.    TERM. This Agreement will commence on the Effective Date and, unless sooner terminated as set forth in this Agreement, will continue until the fifth anniversary of the Effective Date (the "Initial Term"). Unless either Party provides written notice to the other Party of its intent not to renew the Agreement at least six (6) months prior to the expiration of the then-current term, this Agreement shall thereafter automatically renew for successive terms of two (2) years each (each such term, a "Renewal Term" and collectively, the "Term").
3.    MANUFACTURE AND SUPPLY.
3.1    Sale and Purchase of Existing Inventory. Upon the terms and subject to the conditions of this Agreement, as of the Effective Date, MMCO shall purchase and receive, and Spectrum shall sell and deliver to MMCO, the Existing Inventory, free and clear of all Encumbrances other than the Permitted Encumbrances.
3.2    Manufacture and Supply Obligations. During the Term and upon the terms and subject to the conditions of this Agreement, MMCO hereby agrees to purchase, and Spectrum hereby agrees to use commercially reasonable efforts to supply all of MMCO’s and its Affiliates’ (as well as MMCO’s licensees, successors and assignees) requirements for the Kits to be ultimately used by or sold to end-users as Finished Products in the Licensed Territory. The relationship between the Parties shall be non-exclusive in that MMCO may buy the Kits from Spectrum or any Third Party Contractor approved by Spectrum, which approval shall not be unreasonably withheld, conditioned, or delayed.
3.3    Forecasts; Capacity.
(a)    At least [***] days prior to the first delivery date for Kits (other than as part of Existing Inventory) hereunder, and at least [***] days before the end of each Calendar Quarter thereafter, MMCO will provide Spectrum with a rolling forecast of MMCO's best, good faith estimate of the quantities of Kits to be ordered by MMCO from Spectrum for the next four Calendar Quarters to meet its and its Affiliates' and Sublicensees' reasonably anticipated requirement for Kits, with the forecast for the first Calendar Quarter in the first forecast accounting for the remainder of the Calendar Quarter during which the first delivery takes place.

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(b)    The [***] Calendar Quarters of each forecast shall be binding, shall not be greater than [***]% of the amount previously forecasted for such Calendar Quarters (when they were the second and third Calendar Quarters in the forecast) or less than [***]% of the amount previously forecasted for such Calendar Quarters (when they were the second and third Calendar Quarters in the forecast), and shall constitute a binding obligation: (i) for MMCO to place orders for, in the aggregate with respect to such Calendar Quarters, quantities of Kits equal to such forecasted quantity for such first and second Calendar Quarter; and (ii) for Spectrum to accept orders for, in the aggregate with respect to such Calendar Quarters, such forecasted quantity of Kits for such Calendar Quarter.
3.4    Purchase Orders; Firm Orders; Requirements; Excess Orders.
(a)    MMCO shall provide to Spectrum written purchase orders, each of which shall specify (i) the quantity of Kits ordered, which quantity shall over each Calendar Quarter be the same as the quantity specified for such Calendar Quarter in the binding forecast submitted in accordance with Section 3.3, and (ii) the requested delivery date for such order, which shall be no less than [***] days after the date of such purchase order. Each order by MMCO for Kits shall be for at least [***] units of Kits.
(b)    Spectrum shall include the quantities specified by MMCO pursuant to subsection (a) above, in the purchase orders Spectrum submits to its Third Party manufacturers of Kits.
(c)    Spectrum will promptly (but in no case more than [***] days after its receipt of a purchase order placed pursuant to this Section 3.4), acknowledge in writing its receipt of such purchase order for Kits. Within [***] days after such acknowledgment of receipt, Spectrum must confirm in writing either (i) its acceptance of such purchase order for Kits, whereupon it shall become a Firm Order, (ii) its acceptance of such purchase order for Kits but specifying an alternative delivery date that is no later than [***] days after the date requested by MMCO in such purchase order for Kits, whereupon it shall become a Firm Order, or (iii) its rejection of such purchase order for Kits, provided, however, that Spectrum may only reject a purchase order for Kits [***]. If no such order confirmation is received by MMCO within [***] days after Spectrum's receipt of such purchase order, then Spectrum shall have been deemed to have accepted such purchase order, whereupon it shall become a Firm Order. Any purchase orders for Kits submitted by MMCO shall reference this Agreement and shall be governed exclusively by the terms contained herein. If there is any inconsistency or conflict between the terms and conditions of this Agreement and any provisions in any purchase order for Kits, invoice or similar document furnished by MMCO or Spectrum to the other Party, the terms and conditions of this Agreement shall control except for matters of quality, in which case the Technical Agreement shall control.
(d)    In addition to the foregoing, if MMCO, in any Calendar Quarter, submits purchase orders for Kits in excess of [***]% of the applicable binding forecast for the Kits in such Calendar Quarter ("Excess Orders"), Spectrum will use commercially reasonable efforts to fill the excess portion of such Excess Orders as promptly as practicable, but will not be in breach hereof if, notwithstanding such efforts, it will be unable to fill such excess portion. For clarity, Spectrum shall not have any obligation to incur any fees or other penalties to fill the excess portion of such Excess Orders or to supply to MMCO any quantities of Kits that Spectrum had forecasted, ordered or obtained for its own account or the account of another licensee in the Spectrum Territory. If

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Spectrum would incur fees to fill the excess portion of such Excess Orders, it shall bring this to MMCO's attention and if MMCO agrees to reimburse Spectrum for such fees, then Spectrum shall fill such excess portion unless it would otherwise not be commercially reasonable to do so.
(e)    All orders placed by MMCO pursuant to this Section 3.4 will be sent by MMCO to Spectrum via courier, e-mail or facsimile, to the address, email address or facsimile number supplied by Spectrum.
3.5    Batch Samples. As more specifically set forth in the Technical Agreement, Spectrum will retain or cause to be retained a sample of each batch tested for at least the shelf life of the batch plus [***], or such longer period as may be required by the Specifications or GMPs, provided that MMCO informs Spectrum in writing of any applicable retention requirement of an applicable Regulatory Authority in the Licensed Territory that exceeds the period required by the Specifications and Spectrum will use commercially reasonable efforts to retain or cause to be retained samples for such longer period.
3.6    Order Storage. MMCO may request that Spectrum store Kits (other than the Kits sold as part of Existing Inventory) ordered by MMCO for up to [***] days after the delivery date by providing Spectrum with at least [***] days written notice prior to the delivery date of such purchase order for Kits in accordance with Section 3.4 with no additional payment obligations. Spectrum will use commercially reasonable efforts to comply with MMCO's requests under this Section 3.6. For clarity, such compliance will not change the delivery date for such Kits, the shelf life of such Kits on such delivery date pursuant to Section 3.7(b), or the timing for MMCO's acceptance of such Kits pursuant to Section 3.10 or the timing of payment for such Kits pursuant to Section 5.2.
3.7    Delivery.
(a)    Spectrum will use commercially reasonable efforts to deliver the Kits ordered by MMCO in accordance with the quantities and delivery dates specified in the applicable Firm Order.
(b)    The Parties acknowledge that the shelf life of the Existing Inventory is through [***]. Subject to the foregoing and commencing from the availability of new inventory, Spectrum shall supply MMCO with Finished Products or Kits (other than Existing Inventory) with a shelf life from the delivery date (as specified in the Firm Order for such Finished Products or Kits, as applicable) of not less than [***] unless otherwise specified and agreed in writing by the Parties (i) with respect to [***], and (ii) with respect to [***]; provided, however, that Spectrum shall use commercially reasonable efforts to supply MMCO with Finished Products or Kits (other than Existing Inventory) with a shelf life from the delivery date (as specified in the Firm Order for such Finished Products or Kits, as applicable) of not less than [***] if required by the applicable Regulatory Authority. To the extent Spectrum has Finished Products or Kits with less than [***] of shelf life, including the Existing Product, MMCO may [***].
(c)    The Existing Inventory and Kits will be delivered to MMCO [***] at [***], subject to the relevant local laws and regulations; provided, that the delivery terms for any products

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delivered to MMCO in the U.S. shall be agreed in writing by the Parties at the time the applicable purchase order for such products is placed and, subject to the provisions in Section 3.4(c), will become a Firm Order only upon the parties’ agreement on such delivery terms. MMCO will arrange for and be responsible for the cost of all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the transport of Existing Products and Kits purchased by MMCO hereunder. Spectrum will include in each shipment of Kits hereunder an itemized packing list and all other documentation as required to be included by the Technical Agreement, and if Kits are shipped under quarantine, the written consent thereto of one of MMCO's Quality representatives.
3.8    Subsequent Export. MMCO will be responsible for the export or re-export of Finished Products and Kits from the country of delivery, and will comply with all applicable Laws and regulations relating to the Packaging, export or re-export of Finished Products and Kits, including the prohibition against unlawful transshipments. Where Finished Products or Kits are destined for export or re-export from the country of delivery, MMCO agrees and accepts that it shall act as the exporter of record, and warrants that as the exporter of record, it will duly authorize and retain an agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses. MMCO's responsibilities as the exporter of record include cooperating with its agent in providing a detailed description and accurate valuation and classification of the goods on the export commercial invoice, bills of lading, and all other required documentation. MMCO further agrees to defend Spectrum against any legal action, civil or criminal, private or public, in connection with the subsequent export or re-export by or on behalf of MMCO or its Affiliates or Sublicensees of such goods.
3.9    Release. The Technical Agreement contains provisions relating to the release of Kits.
3.10    Acceptance and Rejection.
(a)    Within [***] days after delivery of Finished Products or Kits to MMCO in accordance with Section 3.8, if for any reason MMCO becomes aware that such products did not conform to the Specifications, master batch record or relevant SOPs at the time of delivery, then MMCO will have the right to reject such defective shipment of the products by giving written notice of rejection to Spectrum and specify the grounds for such rejection within such [***] calendar day period. If MMCO provides such notice within such period and Spectrum does not dispute in good faith such rejection or such dispute is resolved in MMCO's favor pursuant to Section 12.1, then at Spectrum's option, the defective shipment of the products will be disposed of by MMCO or will be returned to Spectrum, in each case at Spectrum's expense, MMCO will not be obligated to pay the invoice therefor in accordance with Section 5.2 and MMCO may, at its option, (i) require Spectrum to use its commercially reasonable efforts to promptly replace the shipment of the defective products with conforming products as soon as reasonably practicable or (ii) inform Spectrum that it does not wish to receive replacement therefor, in which case the relevant Firm Order will be deemed cancelled. If MMCO does not provide such notice within such [***] calendar day period then such products shall be considered accepted and MMCO shall not have a right to reject it except with respect to a latent defect which existed at the time of delivery and was not reasonably discoverable at the time

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of delivery and for which Spectrum still has the right, under its agreement with the relevant Third Party manufacturer, to reject such products.
(b)    If Spectrum disputes MMCO's grounds for rejecting all or part of any shipment of the products as set forth above, and such dispute is not resolved by mutual agreement of the Parties within [***] calendar days of MMCO's notice of rejection, such dispute will be resolved by the Testing Laboratory. The final written determination of the Testing Laboratory with respect to all or part of any shipment will be final and binding upon each Party, but only as to reasons given by MMCO in rejecting the shipment or portion thereof and will have no effect on any matter for which the Testing Laboratory did not render a determination. The Testing Laboratory will render such determination within [***] days of its appointment by the Parties. The fees and expenses of the Testing Laboratory will be paid by the Party against which the determination is made.
3.11    Records; Inspection; Quality Audits.
(a)    Spectrum will maintain true and complete books and records of its data and all data provided by Spectrum's Third Party manufacturers relating to the manufacture and supply of the Kits (other than Kits sold as part of the Existing Inventory) delivered to MMCO hereunder. Upon at least five (5) calendar days' prior written notice, and during normal business hours, MMCO will have the right to inspect and review such books and records to the extent in Spectrum's possession (including as set forth in the attached Technical Agreement) as may be necessary to ensure Spectrum's compliance with the terms and conditions set forth above. To the extent Spectrum's books and records do not contain certain data relating to the manufacture and supply of the Kits delivered to MMCO hereunder and such data is in possession of Spectrum's Third Party manufacturer, then upon MMCO's reasonable request, Spectrum will use commercially reasonable efforts to assist MMCO in obtaining a copy of or access to such data from such Third Party manufacturer.
(b)    Spectrum will provide MMCO with copies of the reports from its quality audits of its Third Party Contractors' facilities with respect to the manufacture of Kits and Kit Components, as more fully set forth in the Technical Agreement.
(c)    Spectrum will allow MMCO one quality audit of Spectrum's manufacturing records per Calendar Year to be carried out by MMCO's employees or its designees upon reasonable notice and in accordance with Section 3.11(a).
4.    SUPPLY SHORTFALL; SUPPLY INTERRUPTION.
4.1    Supply Shortfall. A supply shortfall shall be deemed to have taken place if: (i) Spectrum fails to deliver to MMCO by the delivery date specified in the Firm Order for Kits the quantities of Kits ordered by MMCO under such Firm Order; or (ii) MMCO rejects a shipment pursuant to Section 3.10 due to non-conformity of the Kits to the Specifications. Spectrum shall use commercially reasonable efforts to cure any such supply shortfall as soon as practicable. For so long as a supply shortfall remains, MMCO will have the right, at its sole election and remedy, to purchase all of its requirements for Kits directly from any Third Party Contractor approved by Spectrum, such approval not to be unreasonably withheld, conditioned, or delayed.

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4.2    Supply Interruption. In the event that (i) Spectrum is unable to fully deliver ordered Kits to MMCO within [***] business days of the specified delivery date in the relevant Firm Order (including meeting Specifications) or (ii) a supply shortfall under Section 4.1 has occurred in [***] consecutive Calendar Quarters (each, a "Supply Interruption"), then the Parties will meet to discuss possible solutions and (i) Spectrum will use commercially reasonable efforts to supply the undelivered Kits at a future date agreed upon by the Parties (as to which a failure to deliver will be deemed to be an additional Supply Interruption), and (ii) if available, Spectrum will use commercially reasonable efforts to obtain Kits necessary to meet MMCO's requirements from a different Third Party Contractor of Spectrum (provided such Kits have not already been ordered by Spectrum for its own supply or the supply of its licensee in the Spectrum Territory).
5.    PRICE AND PAYMENT TERMS.
5.1    Price. As consideration for the purchase of Existing Inventory, within [***] days of the Effective Date, MMCO shall pay Spectrum the purchase price set forth on Exhibit E. For each Kit and Kit Component delivered by Spectrum, MMCO agrees to pay the price set forth in Exhibit E, as may be amended from time to time by the Parties. For clarity, for the purposes of this Agreement, including the determination of the applicable price per Kit, (i) the Existing Inventory, and (ii) the number of Kits sold by Spectrum Pharmaceuticals GK, or its successor, after the Effective Date, shall each count towards the initial [***] Kits purchased by MMCO from Spectrum.
5.2    Payment.
(a)    As a partial prepayment for the first [***] Kits sold to MMCO, MMCO shall pay Spectrum three million U.S. Dollars (US$ 3,000,000) within [***] days of the Effective Date. With respect to the balance due to Spectrum from MMCO for such [***] Kits sold to MMCO, Spectrum shall invoice MMCO in accordance with Section 5.2(c).
(b)    With respect to the [***] Kits sold to MMCO [***] Kits, Spectrum shall invoice MMCO in accordance with Section 5.2(c), provided, [***]. MMCO shall pay the balance due to Spectrum for all of such subsequent [***] Kits sold to MMCO within [***] days after the date on which [***] Kits to [***]. For clarity, [***]. For further clarity, MMCO shall pay to Spectrum [***] two million dollars ($2,000,000) [***] Kits as set forth herein.
(c)    Subject to the provisions of Sections 5.2(a) and 5.2(b), upon delivery of the Kits (other than the Kits sold to MMCO as part of the Existing Inventory), Spectrum will invoice MMCO therefor. MMCO will pay each invoice in full within [***] days after the receipt of each invoice, unless delivery is validly rejected by MMCO in accordance with this Agreement.
(d)    All Kits [***], after the Effective Date shall count towards the [***] Kits and the [***] Kits for purposes of this Agreement.
5.3    Late Payments. If Spectrum does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Spectrum until the date of payment at the per annum rate of [***]. In addition to other remedies available to Spectrum

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in the event that MMCO fails to make any payment within [***] days of the date due hereunder, Spectrum may refuse to accept all future purchase orders and refuse to deliver Kits pursuant to pending Firm Orders until MMCO's account is paid in full.
5.4    Purchase Price Adjustments. After the first [***] Kits, not more than once per Calendar Year, Spectrum may adjust the purchase price by [***]. In addition to the above, Spectrum may change the purchase price with MMCO’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, subject to Spectrum providing MMCO sufficient detailed proof of such change, [***].
6.    REGULATORY MATTERS.
6.1    Specification Approval. The Specifications attached hereto as Exhibit A for Finished Products and Kits delivered to MMCO are the same as the specifications for such products procured by Spectrum as of the Effective Date for its own use. Changes made to such Specifications in accordance with this Section 6.1 or Section 6.2 shall retain such consistency with the then-current specifications for products procured by Spectrum at such time for its own use, except to the extent any changes are required by Regulatory Authorities in the Licensed Territory. Spectrum agrees to make no changes to the Specifications without following the procedures set forth in this Section 6.1 or Section 6.2. Spectrum will notify MMCO in writing at least [***] days prior to filing any planned changes in the manufacturing process that are reportable to a Regulatory Authority or any planned changes in Specifications. MMCO will have the right to review and approve or reject such changes; provided, however, that MMCO will not have the right to reject any such changes which are mandated by applicable Laws or changes thereto. If Spectrum decides to implement a change to the manufacturing process for Conjugated Antibody and such change is not required to be reported to a Regulatory Authority and does not change the applicable Specifications, then Spectrum shall notify MMCO in writing of such change promptly after Spectrum’s decision to implement such change. For clarity, MMCO will not have the right to approve or reject such change.
6.2    Required Specification Changes. Spectrum will maintain a system (consistent with standard industry practice) to control and implement changes to Specifications, manufacturing processes and qualification procedures, in accordance with GMPs and other applicable Laws in the United States, the European Countries or under ICH Guidelines. Each Party will provide written notice in a timely manner to the other Party of any other applicable Laws in their respective territories that require any such changes. Any costs associated with changes to the Specifications required by Regulatory Authorities in the Licensed Territory that are not also required in the Spectrum Territory will be paid by MMCO. Any costs associated with changes to the Specifications procured by Spectrum for its own use required by Regulatory Authorities in the Spectrum Territory will be paid by Spectrum unless such changes are also required by Regulatory Authorities in the Licensed Territory, in which case they will be equally shared by the Parties.
6.3    Communications with Regulatory Authorities. The Technical Agreement contains provisions relating to reporting and filing obligations to Regulatory Authorities with respect to manufacture of Kits. As more fully set forth in the Technical Agreement, both Parties will promptly provide to each other copies of correspondence to and from any Regulatory Authority

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relating to or impacting the manufacture of Kits, including correspondence to, from or among any Third Party Contractors and any Regulatory Authority with respect to the Kits.
6.4    Complaints. The Technical Agreement contains provisions relating to complaints.
6.5    Adverse Drug Experience Information. The Pharmacovigilance Agreements contain provisions relating to adverse drug experiences.
6.6    Good Manufacturing Practices. The Technical Agreement contains provisions relating to GMPs. If Spectrum's failure to comply with applicable Laws causes a Supply Interruption, Section 4 of this Agreement will apply.
6.7    Product Recalls or Seizure. As more fully described in the Technical Agreement, the Parties will mutually discuss all manufacturing-related recalls. Spectrum will handle all such recalls except that MMCO will handle any recalls in the event that the manufacturing issues that are the basis for such recall are specific to the Licensed Territory and do not have any effect on the Spectrum Territory.
7.    INSURANCE.
7.1    Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Kit or the Finished Kit is being manufactured, clinically tested or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party's liability with respect to its indemnification obligations under Section 8 of this Agreement. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or if there is a material change in or to such insurance.
8.    INDEMNIFICATION.
8.1    Indemnification by Spectrum. Spectrum shall, at its sole expense, defend, indemnify, and hold MMCO and its Affiliates and their respective officers, directors, employees, and agents (the "MMCO Indemnitees") harmless from and against any and all Third Party claims, suits, proceedings, damages, losses, liabilities, costs, expenses (including court costs and reasonable attorneys' fees and expenses) and recoveries involving property damage or personal injury (including death) (collectively, "Claims") to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of Spectrum's representations and warranties set forth in Sections 9.1 or 9.3 and covenants under Sections 9.4(b)-(d) and 9.5, and (b) the willful misconduct or negligent acts of Spectrum, its Affiliates, or the officers, directors, employees, or agents of Spectrum or its Affiliates. The foregoing indemnity obligation shall not apply (x) to the extent that (i) the MMCO Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and Spectrum's defense of the relevant Claims is prejudiced by such failure or (ii) such Claims arise out

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of or result from the gross negligence or willful misconduct of the MMCO Indemnitees, or any related breach by MMCO of its representations, warranties and/or covenants hereunder; or (y) to Claims for which MMCO has an obligation to indemnify Spectrum pursuant to Section 8.2, as to which Claims each Party shall indemnify the other to the extent of its liability for such Claims.
8.2    Indemnification by MMCO. MMCO shall, at its sole expense, defend, indemnify, and hold Spectrum and its Affiliates and their respective officers, directors, employees, and agents (the "Spectrum Indemnitees") harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the breach of any of MMCO's representations and warranties set forth in Sections 9.2 or 9.3 and covenants under Section 9.5, and (b) the willful misconduct or negligent acts of MMCO, its Affiliates, or the officers, directors, employees, or agents of MMCO or its Affiliates. The foregoing indemnity obligation shall not apply (x) to the extent that (i) the Spectrum Indemnitees fail to comply with the indemnification procedures set forth in Section 8.3 and MMCO's defense of the relevant Claims is prejudiced by such failure or (ii) such Claims arise out of or result from the gross negligence or willful misconduct of the Spectrum Indemnitees, or any related breach by Spectrum of its representations, warranties and/or covenants hereunder; or (y) to Claims for which Spectrum has an obligation to indemnify MMCO pursuant to Section 8.1, as to which Claims each Party shall indemnify the other to the extent of its liability for such Claims.
8.3    Indemnification Procedures. The Party claiming indemnity under this Article 8 (the "Indemnified Party") shall give written notice to the Party from whom indemnity is being sought (the "Indemnifying Party") promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party's expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 8.
8.4    Spectrum’s Third Party Manufacturers. If a Third Party brings a Claim against an MMCO Indemnitee on account of (i) failure of Kits supplied by Spectrum pursuant to this Agreement to comply with GMP, (ii) Kits supplied by Spectrum pursuant to this Agreement being Adulterated or Misbranded or (iii) the negligence, recklessness or willful misconduct of Spectrum’s Third Party manufacturer, and such MMCO Indemnitee is not entitled to indemnification by Spectrum pursuant to Section 8.1 but Spectrum is entitled, pursuant to its supply agreement with

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the Third Party manufacturer that produced such Supplied Kit, to indemnification from such Third Party manufacturer on account of such non-compliance, Adulteration, Misbranding, negligence, recklessness or willful misconduct, then Spectrum shall, at MMCO’s request, pursue its claim for indemnification from such Third Party manufacturer and shall pay to MMCO any amounts that Spectrum receives from such Third Party manufacturer on account of such indemnification claim, after deducting all legal fees and other reasonable out-of-pocket costs incurred by Spectrum with respect to such pursuit.
9.    REPRESENTATIONS AND WARRANTIES; COVENANTS.
9.1    Representations and Warranties of Spectrum: Spectrum hereby represents and warrants to MMCO as follows:
(a)    As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or formed;
(b)    As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Spectrum, and constitutes a legal, valid, and binding obligation of Spectrum that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies;
(c)    To Spectrum's Knowledge as of the Effective Date, the execution and performance of Spectrum's obligations hereunder do not and will not conflict with any material obligation it may have to any Third Party, and Spectrum does not and will not need the consent or approval of any Third Party or judicial or governmental agency to execute this Agreement or perform any of its obligations hereunder;
(d)    To Spectrum's Knowledge as of the Effective Date, there are no current investigations or claims against Spectrum in any court or by or before any governmental body or agency, with respect to manufacture or Spectrum's commercial release of the Finished Products or Kits, the manufacturing facilities in which the Finished Products and Kits are manufactured which may materially adversely affect Spectrum's ability to perform its obligations under this Agreement; and
(e)    To Spectrum's Knowledge as of the Effective Date, the Finished Products and Kits are not currently the subject of any pending action, suit or other legal proceeding, or any written claim of infringement of the intellectual property rights of any Third Party.
9.2    Representations and Warranties of MMCO: MMCO represents and warrants to Spectrum as follows:

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(a)    As of the Effective Date, it is a partnership duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or formed;
(b)    As of the Effective Date, (i) it has the partnership power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary partnership action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of MMCO, and constitutes a legal, valid, and binding obligation of MMCO that is enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies; and
(c)    To MMCO's Knowledge, as of the Effective Date, the execution and performance of MMCO's obligations hereunder do not and will not conflict with any material obligation it may have to any Third Party, and MMCO does not and will not need the consent or approval of any Third Party or judicial or governmental agency to execute this Agreement or perform any of its obligations hereunder.
9.3    Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date, none of such Party's employees or consultants (i) are debarred under Section 306(a) or 306(b) of the FD&C Act or by the applicable Laws of any Regulatory Authority; (ii) have, to such Party's Knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the applicable Laws of any Regulatory Authority, or are proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee's or consultant's employment or contract term; and (iii) are excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or have, to such Party's Knowledge, been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs.
9.4    Covenants of Spectrum.
(a)    Spectrum agrees that the Finished Products and Kits delivered to MMCO under this Agreement (i) will meet the applicable Specifications at the time of delivery, (ii) will remain in compliance with the Specifications throughout the shelf-life of the Finished Products and Kits, as applicable, provided that it is stored in strict compliance with the applicable long term storage conditions, it is not tampered with, damaged, modified, mishandled or used in a manner other than as intended, and (iii) will have been manufactured and stored by or for Spectrum in conformity with GMPs and will not be Adulterated or Misbranded.
(b)    Spectrum will use commercially reasonable efforts to ensure the requisite manufacturing capacity to manufacture the Kits under the terms of this Agreement.

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(c)    Prior to the delivery of Kits hereunder, Spectrum will have received, will be in current compliance with, and will use reasonable commercial efforts to maintain throughout the Term, all permits, licenses, registrations, and other forms of governmental authorizations and approvals ("Permits") required to be obtained and maintained by Spectrum in order for Spectrum to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable Laws and will otherwise perform its obligations hereunder in a manner which complies in all material respects with applicable Laws.
(d)    Spectrum shall be responsible for all process development and manufacturing scale-up activities, itself or through one or more of Spectrum's Third Party manufacturers, required to produce commercial quantities of the Kits for eventual sale in the Licensed Territory.
9.5    Covenants of the Parties.
(a)    During the Term, neither Party will utilize any employee or consultant (i) who has been debarred under Section 306(a) or 306(b) of the FD&C Act or pursuant to the applicable Laws of any Regulatory Authority; (ii) who, to such Party's Knowledge, has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or otherwise pursuant to the applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee's or consultant's employment or contract term; or (iii) who is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or who, to such Party's Knowledge, has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but has not yet been excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or nonprocurement programs. Each Party shall notify the other Party promptly, but in no event later than five business days, upon becoming aware that any employee or consultant it is using has been excluded, debarred, suspended or otherwise ineligible, or is the subject of exclusion, debarment or suspension proceedings by any Regulatory Authority.
(b)    Each Party will own all intellectual property it or its Affiliates or designees create in the course of performing this Agreement.
9.6    Limitation on Liability. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT (E.G., SECTIONS 9.1, 9.2 AND 9.3), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE OTHER, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. UNDER NO CIRCUMSTANCES SHALL MMCO HAVE ANY LIABILITY TO SPECTRUM'S THIRD PARTY MANUFACTURERS OF KITS UNDER THIS AGREEMENT. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS FOR PERSONAL INJURY ARISING OUT OF [***], UNDER NO CIRCUMSTANCES WILL SPECTRUM'S

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AGGREGATE LIABILITY TO MMCO OR ITS AFFILIATES WITH RESPECT TO THIS AGREEMENT EXCEED [***].
9.7    DISCLAIMER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2 OR THE RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.4 (FOR PURPOSES OF CLARITY, SPECTRUM DOES NOT HAVE ANY OBLIGATION UNDER SECTION 8.4 TO PROVIDE TO MMCO ANY AMOUNTS THAT ARE NOT RECEIVED BY SPECTRUM FROM THE APPLICABLE THIRD PARTY MANUFACTURER).
9.8    Sole Remedy. Spectrum's sole liability and MMCO's sole remedy for any breach of the representations set forth in Section 9.4(a) shall be as set forth in Section 3.11. Spectrum's sole liability and MMCO's sole remedy for any failure of Spectrum to deliver any Kits set forth in any Firm Order therefor shall be as set forth in Sections 4.1 and 4.2. Notwithstanding the foregoing, nothing in this Section 9.8 is intended to or shall limit or restrict the indemnification rights or obligations of any Party under Section 8.1 or 8.2 or the rights or obligations of any Party under Section 8.4 (For purposes of clarity, Spectrum does not have any obligation under Section 8.4 to provide to MMCO any amounts that are not received by Spectrum from the applicable Third Party manufacturer).
9.9    MMCO Trademarks.
(a)    License Grant. MMCO grants to Spectrum a non-exclusive, royalty free license to use the MMCO Trademarks for the sole purpose of allowing Spectrum to Package and supply Finished Products under this Agreement.
(b)    MMCO Ownership. MMCO shall be solely responsible for selecting, registering and enforcing the MMCO Trademarks used to identify the Finished Products and, except as set forth in Section 9.9(a), shall have sole and exclusive rights in such MMCO Trademarks.
10.    TERMINATION.
10.1    Cross-Termination. This Agreement will terminate automatically upon the termination of the License Agreement or upon the signed written agreement of the Parties.
10.2    Termination for Convenience. Spectrum may, at any time during the Term, terminate this Agreement for any reason by giving a one hundred eighty (180) days’ notice to MMCO; provided, that such termination shall be effective upon the earlier of (i) MMCO entering into supply agreement with a Third Party manufacturer for the supply of Kits, and (ii) two (2) years from the date of the termination notice. In the event of such termination notice, Spectrum hereby

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waives the exclusivity and MMCO agrees to use commercially reasonable efforts to secure such alternate sources of the Kits.
10.3    Termination for Breach. Each Party (the "Non-Breaching Party") shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party (the "Breaching Party") if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail (a "Default Notice"), fails to cure such material breach within [***] after delivery of the Default Notice.
10.4    Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code, (iv) files a petition seeking to take advantage of any applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) has a proceeding or case commenced against it in any court of competent jurisdiction (which proceeding or case is not discharged within 60 days of the filing thereof), seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of 60 days, or (vi) has an order for relief against it entered in an involuntary case under the Bankruptcy Code.
10.5    Post-Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing prior to such expiration or termination.
11.    CONFIDENTIALITY.
11.1    Confidentiality. Each Party agrees that, for the longer of the Term or the term of the License Agreement and for a period of five years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party's Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party's Confidential Information, as evidenced by a contemporaneous writing.
11.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party's Confidential Information and the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of the Product; or (ii) for prosecuting or defending litigation as contemplated by this Agreement or the License Agreement;
(b)    such disclosure is reasonably necessary to its officers, directors, employees, agents, consultants, contractors, licensees, sublicensees, attorneys, accountants, lenders, insurers or licensors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use no less stringent than those contained in this Agreement;
(c)    such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use having a minimum term of five years; or
(d)    such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or other order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Section 11.2(a) or 11.2(d), such Party shall promptly notify the other Party of such required disclosure and, upon the other Party's request, shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
11.3    Confidentiality Agreements. The Confidentiality will remain in full force and effect and are not superseded by this Agreement. All Information disclosed by a Party or its Affiliate to the other Party or its Affiliate pursuant to the Confidentiality Agreement shall be deemed to be

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such Party's Confidential Information disclosed hereunder and the other Party and its Affiliates and disclosees shall have the confidentiality, non-use and non-disclosure obligations set forth in this Article 11.
11.4    Return of Confidential Information. Except as otherwise set forth in this Agreement, upon termination of this Agreement, the receiving Party will promptly return all of the disclosing Party's Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one copy for its legal files.
11.5    Unauthorized Use. If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party's Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.
11.6    Exclusive Property. All Confidential Information is the sole and exclusive property of the disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose.
11.7    Terms of Agreement. The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties.
12.    DISPUTE RESOLUTION.
12.1    Arbitration. In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. Subject to Section 12.2 below, if the matter is not resolved within [***] days following the request for discussions, either Party may then invoke arbitration under this Section 12.1. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 12.2 or by the Parties meeting in good faith to resolve such dispute, controversy or claim as outlined above, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the "JAMS Rules"), except as otherwise provided herein. The arbitration will be conducted in New York, New York and the Parties consent to the personal and subject matter jurisdiction of the state and federal courts in New York, New York, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.
12.2    Spectrum Decisions. Solely with respect to Kits supplied by or on behalf of Spectrum, the Executive Officers of Spectrum shall have the right to make the final decision with respect to any decision regarding manufacture of the Kits (including matters related to CMC, process development, scale up, or regulatory matters or aspects related to manufacture of the Kits), except where MMCO reasonably believes either that such decision is substantially likely to cause a material

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adverse impact on the regulatory status or the commercial sales of the Finished Product in the Licensed Territory and would not have a similar effect in the Spectrum Territory or that such decision poses a substantial and unwarranted safety risk.
12.3    Equitable Relief. Notwithstanding Sections 12.1 and 12.2, each Party acknowledges that its breach of Article 11 of this Agreement may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated by damages in an action at law. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief from any state or federal court of competent jurisdiction in New York, New York to prevent or curtail any actual or threatened breach of Article 11 that is reasonably likely to cause it irreparable harm. In addition, notwithstanding Sections 12.1 and 12.2, to the fullest extent provided by Law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party's rights or enforce a Party's obligations under this Agreement pending final resolution of any claims related thereto pursuant to the dispute resolution procedure set forth in Sections 12.1 and 12.2.

13.    INDEPENDENT CONTRACTOR. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
14.    MISCELLANEOUS.
14.1    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall continue for so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). If a force majeure persists for more than [***] days, then the Parties will discuss in good faith the modification of the Parties' obligations under this Agreement in order to mitigate the delays caused by such force majeure.
14.2    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party's consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates (such Third Party, an "Acquiror"), whether in a merger, sale of stock, sale of assets or other transaction.

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Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Unless to an Affiliate, any assignment or transfer of this Agreement must be done together with an assignment or transfer of the License Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.2 shall be null, void and of no legal effect.
14.3    Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
14.4    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
If to Spectrum:

Spectrum Pharmaceuticals, Inc.
11500 South Eastern Ave. Suite 240
Henderson, NV 89052
Attn: Legal Department
Telephone number:    (702) 835-6300
Facsimile number:     (702) 260-7405
E-mail: legal@sppirx.com

With copies to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attn: Marc G. Alcser
Fax: (949) 823-5119

If to MMCO:
Mundipharma Medical Company
14 Par-la-Ville Road
P.O. Box HM 2332
Hamilton HM JX, Bermuda
Attn: [***]
Fax: [***]

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With copies to (which shall not constitute notice):

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019-6022
Attention: Stuart D. Baker
Fax: (212) 489-7130
or to such other fax number and address as such Party receiving such notice will have communicated to the other Party hereto by notice given as aforesaid.
14.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.
14.6    Entire Agreement; Amendment. This Agreement including the Exhibits hereto, together with the License Agreement, the Consent, the Technical Agreement and the Pharmacovigilance Agreements, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement, the License Agreement, the Technical Agreement or the Pharmacovigilance Agreements. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
14.7    Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary contained in this Agreement, the provisions of those Sections which by their nature are meant to survive termination will survive any expiration or termination of this Agreement.
14.8    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.9    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to

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invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.10    No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
14.11    Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.
14.12    Currency. All payment amounts set forth herein, and all obligations of Spectrum and MMCO relating to the payment or receipt of money, are expressed in and will be paid in Euros by wire transfer of immediately available funds into an account designated by Spectrum.
14.13    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party's obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party's Affiliate of any of such Party's obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party's Affiliate.
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IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.
MUNDIPHARMA MEDICAL COMPANY

By: /s/ Douglas Docherty
Name: Douglas Docherty

Title:	General Manager

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.
By: Spectrum Pharmaceuticals International Holdings, LLC Its: General Partner
By: Spectrum Pharmaceuticals, Inc. Its: Managing Member
By: /s/ Kurt A. Gustafson Name: Kurt A. Gustafson Title: Chief Financial Officer

[Signature Page to Supply Agreement]
DOCSOC/1746929v1/100089-0001

EXHIBIT A
SPECIFICATIONS

[***]

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EXHIBIT B
EXISTING INVENTORY
None.

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EXHIBIT C
MMCO TRADEMARKS
None.

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EXHIBIT D
TECHNICAL AGREEMENT

In process.

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EXHIBIT E
PRICE
Existing Inventory Purchase Price: US $[***].
Kit and Kit Components Price:

Item	Per Unit Price
Kit [***]	US $[***]
Kit [***]	The Parties will agree.
Conjugated Antibody	[***]% of the price per unit of the Kit
Sodium Acetate	[***]% of the price per unit of the Kit
Formulation Buffer	[***]% of the price per unit of the Kit
Reaction Vial	[***]% of the price per unit of the Kit
The prices set forth on this Exhibit E are subject to adjustment pursuant to Section 5.4 of the Agreement.

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